Exhibit 99.2

[Letterhead of Vanquish Advisors]

As of March 31, 2009

The First Marblehead Corporation

The Prudential Tower

800 Boylston Street - 34th Floor

Boston, MA 02199-8157

Attention:  Corporate Law Department

Re:  Sale of NC Residuals Owners Trust

Dear Sirs:

Reference is made to that certain Purchase Agreement, dated the date hereof (the “Purchase Agreement”), among The First Marblehead Corporation, a Delaware corporation (“Seller”), VCG Owners Trust, a Delaware statutory trust (“Purchaser”), and Vanquish Investor LLC, a Florida limited liability company (“Vanquish Investor”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.  In connection with the Purchase Agreement, the undersigned, Vanquish Advisors LLC (“Vanquish Advisors”), hereby undertakes to Seller as follows:

1.             Vanquish Advisors acknowledges and confirms that Seller is entering into the Purchase Agreement based on representations made by Purchaser and Vanquish Investor, including without limitation the following statements set forth in paragraph 8 from Schedule 5.5 to the Purchase Agreement:

“Each of Purchaser and Vanquish Investor shall pay any and all of its respective taxes associated with the Residuals as such taxes come due and that are otherwise required to be paid under all applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”).  To that effect, each of Purchaser and Vanquish Investor expect to use valid methods, some of which may have been utilized by Vanquish Capital Group, LLC (“VCG”), any of its Affiliates and/or any funds advised by any of them, in connection with ownership of assets similar to the Residuals, to pay tax arising from the recognition of income in excess of cash received with respect to the Residuals after application of valid tax planning methods.”

2.             To the extent that either Purchaser or Vanquish Investor requests that Vanquish Advisors assists it in connection with any tax planning opportunities, Vanquish Advisors shall use its diligent and commercially reasonable good faith efforts (including the employment of funds and resources of Vanquish Advisors and its Affiliates consistent with such efforts) (a) to arrange a Financing and (b) subject to compliance with all then Applicable Laws, to support the purchase or sale of any notes, bonds or other securities (the “Securities”) issued in connection with such

Financing, including purchase of such Securities by one of more Affiliates of Vanquish Advisors or of VCG, or funds advised by any of them.

3.             The copies of the Limited Liability Company Operating Agreements of each of Vanquish Investor and Vanquish Advisors provided to you on or prior to the Closing Date are true and correct and there are no other agreements, arrangements or options that modify or amend either of those Operating Agreements as of the date hereof.

Please execute in the space provided below to acknowledge your receipt hereof.

Very truly yours,

Vanquish Advisors LLC

By	/s/ Donald Uderitz

Name:	Donald Uderitz

Title:	Authorized Signatory

Acknowledged:

The First Marblehead Corporation

By	/s/ Gary F. Santo, Jr.

Name:	Gary F. Santo, Jr.

Title:	Managing Director